Exhibit 10.1

Summary of 2010 Terms of Employment for Named Executive Officers

Salary

Officer	Salary

Christopher B. Begley, Chairman and Chief Executive Officer	$1,100,000

Terrence C. Kearney, Chief Operating Officer	645,000

Sumant Ramachandra, Senior Vice President and Chief Scientific Officer	489,500

Thomas E. Werner, Senior Vice President, Finance and Chief Financial Officer	445,000

Ronald Squarer, Chief Commercial Officer	400,000

The salary for each officer took effect on April 5, 2010.  The prior year’s salary for each officer was $1,050,000 for Mr. Begley, $625,000 for Mr. Kearney, $475,000 for Dr. Ramachandra, $445,000 for Mr. Werner, and $380,000 for Mr. Squarer.

Annual Cash Incentive

Each officer is a participant in the Hospira Inc. 2004 Performance Incentive Plan, which is filed as Exhibit 10.4 for the Hospira, Inc. Annual Report on Form 10-K for the year ended December 31, 2009.  The plan provides for a base award equal to 2.0% of Hospira’s earnings before interest, taxes, depreciation and amortization for the chief executive officer, 1.5% for the chief operating officer and 1.0% for the other named executive officers.  The compensation committee of Hospira’s board of directors has discretion to reduce, but not increase, the award from the base award.  The committee may consider Hospira’s adjusted net income, net sales, cash flows or corporate well-being as factors in exercising such discretion and determining actual awards payable under such plan.

Equity

Each officer is eligible to receive option and performance share awards under the Hospira 2004 Long-Term Stock Incentive Plan, as amended which is filed as Exhibit A to the Hospira Inc. Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2009.   Awards are made at the discretion of the compensation committee of Hospira’s board of directors.

Change in Control and Severance Pay

Each officer is a party to a change-in-control agreement in the form filed with the SEC and shown as an exhibit in the exhibit list to the Form 10-K for the year ended December 31, 2009.

All of the named executive officers, except the chairman and chief executive officer, are covered by the Hospira Corporate Officer Severance Plan, which provides severance pay and benefits to corporate officers and is filed as Exhibit 10.3 to Hospira’s Current Report on Form 8-K filed on December 14, 2009.

Non-qualified Deferred Compensation Plan

Each officer is eligible to participate in the Hospira Non-Qualified Savings and Investment Plan, a non-qualified deferred compensation plan, which is filed as Exhibit 10.2 to Hospira’s Current Report on Form 8-K filed on December 14, 2009.  A description of the above-described items is included in Hospira’s proxy statement for the 2010 Annual Meeting of Shareholders.